EXHIBIT 99.1
DENBURY RESOURCES INC.
P R E S S   R E L E A S E
Denbury Agrees to Purchase Conroe Field
And Sell Remaining Barnett Shale Assets
News Release
Released at 7:30 a.m. CST
     DALLAS — December 3, 2009 — Denbury Resources Inc. (NYSE symbol: DNR) (“Denbury” or the “Company”) announced today that it has entered into an agreement with Wapiti Energy, LLC (“Wapiti”) a Houston based privately-owned company to purchase a 95% working interest in the Conroe Field, a significant potential tertiary flood north of Houston, Texas, for approximately $430.7 million consisting of $256.4 million in cash and 11,620,000 shares of Denbury common stock. The number of shares of Denbury common stock to be issued in the acquisition is fixed and equate to a value of $174.3 million assuming a stock price of $15 per share. The transaction is expected to close on or before December 18, 2009. The Company plans to fund the cash portion of the purchase initially with bank debt, but expects to cover approximately $210 million of the cash portion of this purchase with the sale of its remaining Barnett Shale assets discussed below.
Highlights of the Conroe Acquisition
•	The Company will purchase the seller’s interest in the Conroe Field Unit and other assets in the Conroe Field. Denbury will become the operator of the field and own a total working interest of approximately 95% in the unit (approximate net revenue interest of 80.4%).
•	The Company has internally-estimated, on a preliminary basis, that the Conroe Field has an estimated net potential from CO2 tertiary recovery of approximately 125 million barrels of oil (“MMBbls”) depending on the ultimate recovery factor. The Company has also preliminarily estimated that the acquired interests contains an estimated 20 MMBOE of proved conventional reserves as of December 1, 2009, nearly all of which is proved developed, with an estimated PV10 value of approximately $413 million based on recent oil futures prices.
•	The Company will need to build an estimated 80 mile pipeline to transport CO2 from the Green Pipeline to Conroe Field. The Company has not yet finalized its cost estimate for the pipeline extension, nor a specific route, but is initiating studies relating to the construction of this line.
•	Based on the Company’s preliminary estimates, the Company will spend an additional $750 million to $1.0 billion to develop Conroe Field as a tertiary flood, including the estimated cost of the CO2 pipeline.

•	While the Company has agreed to provide the sellers with resale registration rights covering the 11,620,000 shares of Denbury common stock to be issued in the transaction, the sellers have agreed not to sell any of these securities until the earlier of the closing of the acquisition of Encore Acquisition Company (NYSE symbol: EAC) (“Encore”), its termination, or in certain cases June 28, 2010.
•	The Conroe assets are currently producing around 2,500 BOE/d net to the Company’s acquired interest.
Sale of Remaining Barnett Shale Assets
     In a separate transaction, the Company has entered into a binding letter of intent to sell its remaining Barnett Shale assets for $210 million (before closing adjustments), to Talon Oil & Gas LLC, a privately held company. Talon purchased 60% of the Company’s Barnett Shale assets earlier this year. The agreement contemplates an effective date of December 1, 2009 and consequently operating net revenues, net of capital expenditures, along with any other purchase price adjustments, will be accounted for as an adjustment to the ultimate sales price. The sale is expected to close before December 31, 2009. In order to defer most of the tax impacts of this sale, the Company currently plans to structure the transaction as a deferred like-kind exchange. Production from the Barnett assets being sold averaged approximately 4,596 BOE/d during the third quarter of 2009.
     The property sale is subject to completion of a definitive agreement and other customary closing conditions and consent from the Company’s bank lenders. The combination of these transactions is not expected to have any impact on the Company’s financing arrangements for its acquisition of Encore.
CEO Comments
     Phil Rykhoek, CEO of Denbury, commented on the transactions, saying: “We believe that taken together, these two transactions further enhance our core strategy, assets, and focus. We will increase our debt by less than $50 million in consummating these two transactions, an important factor to us in light of our anticipated higher leverage following the pending Encore acquisition. With the incremental debt and 11.6 million shares of common stock, we are acquiring an asset with an estimated 125 million barrels of upside potential in exchange for an asset that we believe has far less potential. The conventional reserve valuations were based on similar future prices and both were valued slightly above the estimated PV10 value of the respective proved developed reserves. Our net production will decrease as a result of the two transactions, but with the higher margins currently earned on oil properties, we expect a slight increase in our net projected cash flow for 2010 if commodity prices remain at current levels.”
     “Conroe Field is the single largest potential tertiary flood on our list of desired Gulf Coast properties. This is a natural expansion of our Gulf Coast enhanced oil recovery operations, or “EOR”, and allows us to more completely utilize the Green Pipeline currently under construction. While the exact timing of the Conroe Field flood is difficult to forecast at this point, it is our goal to begin flooding this field within the next five years. With the incremental 350 Bcf of proved CO2 reserves that we booked at Jackson Dome this year, and the probable CO2 reserves that we plan to evaluate in 2010 and beyond, we expect to have sufficient natural CO2 reserves to flood Conroe Field. We are continuing to pursue additional sources of CO2, particularly anthropogenic sources in the Gulf Coast area, which could add significant potential volumes of CO2 to supplement our natural source. We expect to have further clarification on our CO2 sources during the next year or two.”
     “These transactions, coupled with the pending Encore acquisition, provides us with many more years of potential production growth in our EOR program, well beyond the projected peak from our first eight phases in the Gulf Coast. Upon completion of all these transactions, Denbury will be in the enviable position of having over one billion barrels of potential oil reserves, making Denbury one of the largest oil-focused independents in North America. Our focus in the near future will be on consummating and integrating these transactions in order to maximize the value from our enviable inventory of properties.”
     Dick Agee, Chairman and CEO of Wapiti, commented: “It took Wapiti years to consolidate the ownership of Conroe Field. As the enormous tertiary potential of the field became clear to us, we understood that the field belonged in the hands of EOR experts. We are pleased that Denbury, one of the preeminent CO2 players in the industry, will be managing the development of Conroe. We are delighted to become shareholders of this exciting company. We have been privileged to have the private equity support of Quantum Energy Partners as we doubled production and prepared this giant field for the next phase of its producing life.”
Early Termination Granted for Hart-Scott-Rodino Waiting Period
     Denbury announced today that it has been granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), in connection with its previously announced acquisition of Encore. This satisfies one of the required conditions necessary for the purchase of Encore.
     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and natural gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in Louisiana, Alabama, and Southeast Texas. The Company’s goal is to increase the value of acquired properties through tertiary recovery operations, combined with a combination of exploitation, drilling and proven engineering extraction practices.
     This press release, other than historical financial information, contains forward looking statements that involve risks and uncertainties including expected reserve quantities relating to the proposed acquisition and values relating to the Company’s proved reserves, the Company’s potential reserves from its tertiary operations, forecasted production levels relating to the Company’s tertiary operations and overall production, potential volumes and sources of anthropogenic CO2, estimated capital expenditures, and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.

     Cautionary Note to U.S. Investors — The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as probable and potential reserves, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC.
For further information contact:
Phil Rykhoek, CEO, 972-673-2000
Mark C. Allen, Chief Financial Officer, 972-673-2000
www.denbury.com